Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Southern California Edison Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.45% First and Refunding Mortgage Bonds, Series 2025A Due 2035	457(r)	$850,000,000	99.786%	$848,181,000	.0001531	$129,856.51
Fees to Be Paid	Debt	5.90% First and Refunding Mortgage Bonds, Series 2025B Due 2055	457(r)	$650,000,000	99.454%	$646,451,000	.0001531	$98,971.65
	Total Offering Amounts					$1,494,632,000		$228,828.16
	Total Fees Previously Paid							—
	Net Fee Due							$228,828.16